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                                                                  Exhibit (a)(9)


  Contact: Sharon Cohen-Hagar, 203/965-3188 (after 6 p.m. 203/849-8728)

                                                                   May 12, 1997

SUMMARY: GTE COMMENCES PREVIOUSLY ANNOUNCED CASH TENDER OFFER FOR ALL OUTSTANDING SHARES OF BBN CORPORATION AT $29 PER SHARE.

STAMFORD, Conn.--GTE Corp. today announced that GTE Massachusetts
Incorporated, its wholly owned subsidiary, has commenced a cash tender offer for all outstanding shares of common stock of BBN Corporation at $29 per share.

  The offer is being made pursuant to the previously announced merger agreement among GTE, GTE Massachusetts and BBN. The offer is conditioned upon, among other things, the tender of two-thirds of the outstanding shares.

  The offer and withdrawal right are scheduled to expire at 12 midnight EDT on Monday, June 9, 1997.

  Goldman, Sachs & Co. is acting as the Dealer Manager, and D.F. King & Co., Inc. is acting as the Information Agent in connection with the offer.

  With revenues of more than $21 billion in 1996, GTE is one of the largest publicly held telecommunications companies in the world.

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